DocuSign Envelope ID: 540544A0-D073-43A0-8C05-B0B338930DC1

REORGANIZATION AND STOCK PURCHASE AGREEMENT

BY AND BETWEEN

CLICKSTREAM CORPORATION

AND

NEBULA SOFTWARE CORP.

DECEMBER 4th 2020

REORGANIZATION AND STOCK PURCHASE AGREEMENT

This **REORGANIZATION AND STOCK PURCHASE AGREEMENT** (the "**Agreement**") is dated as of December 4th , 2020 (the "**Effective Date**"), by and among Clickstream Corporation, Inc., a Nevada corporation ("**CLIS**"), on the one hand, and Nebula Software Corp., a Delaware corporation ("**NSC**") and the shareholders identified on the signature page of this Agreement as the shareholders of NSC (the "**Shareholders**"), on the other hand. Each of CLIS, NSC, and the Shareholders shall be referred to herein as a "**Party**" and collectively as the "**Parties.**"

W I T N E S S E T H

WHEREAS, the Shareholders collectively own 1,500 shares of NSC's outstanding common stock.

WHEREAS, the Shareholders desire to sell and CLIS desires to purchase all of the NSC Shareholders shares in accordance with the terms set forth herein;

WHEREAS, the Parties desire and intend that the transactions contemplated by this Agreement will be a tax-free reorganization under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended.

NOW THEREFORE, in consideration of the premises and respective mutual agreements, covenants, representations and warranties herein contained, it is agreed between the Parties hereto as follows:

ARTICLE 1
SALE AND PURCHASE OF THE NSC SHARES

1.1 Sale of the NSC Shares. At the Closing (as defined in Section 4.1), subject to the terms and conditions herein set forth, and on the basis of the representations, warranties and agreements herein contained, the Shareholders shall sell to CLIS and CLIS shall purchase from the Shareholders, all of the NSC Shares.

1.2 Purchase Price. As consideration for the purchase of the NSC Shares (the "Purchase Price"), CLIS shall issue to the Shareholders, as set forth in **Exhibit A** attached hereto and made a part hereof, a total of 10,000,000 shares of CLIS Common Stock. NSC shall become a subsidiary of CLIS.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF NSC AND THE SHAREHOLDERS

2.1 Representations and Warranties of NSC and the Shareholders. To induce CLIS to enter into this Agreement and to consummate the transactions contemplated hereby, NSC and the Shareholders, and each of them, represent and warrant as of the date hereof and as of the Closing, as follows:

2.1.1 Authority of NSC and the Shareholders; Transfer of NSC Shares. NSC and the Shareholders have the full right, power and authority to enter into this Agreement and to carry out and consummate the transactions contemplated herein. This Agreement, and all of the Exhibits attached hereto, constitutes the legal, valid and binding obligation of NSC and the Shareholders. The Shareholders shall transfer title in and to the NSC Shares to CLIS free and clear of all liens, security, pledges, encumbrances, charges, restrictions, demands, and claims of any kind or nature whatsoever, whether direct or indirect or contingent.

2.1.2 Existence of NSC. NSC is duly organized, validly existing, and in good standing under the laws of the state of Delaware. It has all requisite power, franchises, licenses, permits and authority to own its properties and assets and to carry on its business as it has been and is being conducted. It is in good standing in each state, nation or other jurisdiction wherein the character of the current business transacted by it makes such qualification necessary.

2.1.3 Capitalization of NSC. The authorized equity securities of NSC consist of 1,500 common Shares of which 1,500 common shares are issued and outstanding. No other Shares of NSC are issued and outstanding. All of the issued and outstanding Shares have been duly and validly issued in accordance and compliance with all applicable laws, rules and regulations and are fully paid and non-assessable. There are no options, warrants, rights, calls, commitments, plans, contracts or other agreements of any character granted or issued by NSC which provide for the purchase, issuance or transfer of any Shares of NSC nor are there any outstanding securities granted or issued by NSC that are convertible into any Shares of NSC, and none is authorized. NSC is not obligated or committed to purchase, redeem or otherwise acquire any of its equity. All presently exercisable voting rights in NSC are vested exclusively in its outstanding Shares, which voting rights are apportioned in accordance with each shareholders respective ownership percentage of the Shares, and other than as may be contemplated by this Agreement, there are no voting trusts or other voting arrangements with respect to any of NSC's equity securities.

2.1.4 Subsidiaries. "Subsidiary" or "Subsidiaries" means all corporations, trusts, partnerships, associations, joint ventures or other Persons, as defined below, engaged in the business of sports handicapping/gaming research data advice, analysis and predictions and utilizing available media and advertising formats in building and monetizing a database of sports gaming enthusiasts, where the corporation or any other Subsidiary of such corporation owns not less than twenty percent (20%) of the voting securities or other equity or where such corporation or any other Subsidiary of such corporation possesses, directly or indirectly, the power to direct or cause the direction of the management and policies, whether through ownership of voting Shares , management contracts or otherwise. "**Person**" means any individual, corporation, trust, association, partnership, proprietorship, joint venture or other entity. NSC does not have any Subsidiaries.

2.1.5 Execution of Agreement. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not: (a) violate, conflict with, modify or cause any default under or acceleration of (or give any Party any right to declare any default or acceleration upon notice or passage of time or both), in whole or in part, any charter, article of incorporation, bylaw, mortgage, lien, deed of trust, indenture, lease, agreement, instrument, order, injunction, decree, judgment, law or any other restriction of any kind to which NSC or the Shareholders are a party or by which any of them or any of their properties are bound; (b) result in the creation of any security , lien, encumbrance, adverse claim, proscription or restriction on any property or asset (whether real, personal, mixed, tangible or intangible), right, contract, agreement or business of NSC or the Shareholders; (c) violate any law, rule or regulation of any federal or state regulatory agency; or (d) permit any federal or state regulatory agency to impose any restrictions or limitations of any nature on NSC or the Shareholders or any of their respective actions.

2.1.6 Taxes.

2.1.6.1 All taxes, assessments, fees, penalties, and other governmental charges with respect to NSC which have become due and payable on the date hereof have been paid in full or adequately reserved against by NSC, (including without limitation, income, property, sales, use, franchise, capital stock, excise, added value, employees' income withholding, social security and unemployment taxes), and all and penalties thereon with respect to the periods then ended and for all periods thereto;

2.1.6.2 There are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment of any tax or deficiency against NSC, nor are there any actions, suits, proceedings, investigations or claims now pending against NSC, nor are there any actions, suits, proceedings, investigations or claims now pending against NSC in respect of any tax or assessment, or any matters under discussion with any federal, state, local or foreign authority relating to any taxes or assessments, or any claims for additional taxes or assessments asserted by any such authority, and there is no basis for the assertion of any additional taxes or assessments against NSC; and

2.1.6.3 The consummation of the transactions contemplated by this Agreement will not result in the imposition of any additional taxes on or assessments against NSC.

2.1.7 Disputes and Litigation. There are no suits, actions, litigation, proceedings, investigations, claims, complaints, or accusations pending, threatened against, or affecting NSC or any of its properties, assets or business or to which it is a party, in any court or before any arbitrator of any kind or before or by any governmental

agency (including, without limitation, any federal, state, local, foreign or other governmental department, commission, board, bureau, agency or instrumentality), and there is no basis for such suit, action, litigation, proceeding, investigation, claim, complaint, or accusation; (b) there is no pending or threatened change in any environmental, zoning or building laws, regulations or ordinances which affect or could affect NSC or any of its properties, equipment, assets or businesses; and (c) there is no outstanding order, writ, injunction, decree, judgment or award by any court, arbitrator or governmental body against or affecting NSC or any of its properties, assets or businesses. There is no litigation, proceeding, investigation, claim, complaint or accusation, formal or informal, or arbitration pending, or any of the aforesaid threatened, or any contingent liability which would give rise to any right of indemnification or similar right on the part of any director or officer of NSC or any such person's heirs, executors or administrators as against NSC.

2.1.8 Compliance with laws. To the best of NSC's knowledge, (1) NSC has at all times been, and presently is, in full compliance with, and has not received notice of any claimed violation of, any applicable federal, state, local, foreign and other laws, rules and regulations; (2) NSC has filed all returns, reports and other documents and furnished all information required or requested by any federal, state, local or foreign governmental agency and all such returns, reports, documents and information are true and complete in all respects; (3) all permits, licenses, orders, franchises and approvals of all federal, state, local or foreign governmental or regulatory bodies required of NSC for the conduct of its business have been obtained, no violations are or have been recorded in respect of any such permits, licenses, orders, franchises and approvals; (4) there is no litigation, proceeding, investigation, arbitration, claim, complaint or accusation, formal or informal, pending or threatened, which may revoke, limit, or question the validity, sufficiency or continuance of any such permit, license, order, franchise or approval; and (5) such permits, licenses, orders, franchises and approvals are valid and sufficient for all activities presently carried on by NSC.

2.1.9 Guaranties. NSC has not guaranteed any dividend, obligation or indebtedness of any Person; nor has any Person guaranteed any dividend, obligation or indebtedness of NSC.

2.1.10 Books and Records. NSC keeps its books, records and accounts (including, without limitation, those kept for financial reporting purposes and for tax purposes) in accordance with good business practice and in sufficient detail to reflect the transactions and dispositions of its assets, liabilities and equities. The minute books of NSC contain records of its Shareholders' meetings and of action taken by such Shareholders. The meetings Shareholders referred to in such minute books were duly called and held, and the minutes appearing in such minute books were duly adopted. The signatures appearing on all documents contained in such minute books are the true signatures of the persons purporting to have signed the same. Attached hereto as Exhibit B is (a) an income statement and a balance sheet of NSC as of and for the years ended December 31st, 2019, (b) an income statement and a balance sheet as of and for the six months ended June 30th 2020, prepared with the most up-to-date adjustments reasonably available, and (c) a "mini-statement" or receipt from any banks at which NSC has an account showing debits and credits as well as the bank balance as of the Closing Date.

2.1.11 CLIS Shares to be Restricted Securities. The Shareholders acknowledge that the CLIS Common Shares will be "restricted securities" (as such term is defined in Rule 144 promulgated under the Securities Act of 1933, as amended ("**Rule 144**"), will include the customary restrictive legend, and, except as otherwise set forth in this Agreement, that the shares cannot be sold for a period of at least six months from the date of issuance unless registered with the United States Securities and Exchange Commission (the "**SEC**") and qualified by appropriate state securities regulators, or unless the Shareholders obtain written consent from CLIS and otherwise complies with an exemption from such registration and qualification (including, without limitation, compliance with Rule 144).

2.1.12 Leases. NSC either owns or has valid and existing leases with all facilities where its offices are located or where any of NSC's equipment or other assets are located.

2.1.13 Executive Employment Agreements. NSC shall execute 3-year Executive Employment Agreements with Tristan Chaudhry as CTO and Isaac Nakash as CMO. The monthly compensation shall be $5,000 per month escalating to $7,000 per month upon launch of HeyPal™ App without major software bugs which inhibit large functionality. A software bug is an error, flaw or fault in a computer program or system that causes it to produce an incorrect or unexpected result, or to behave in unintended ways.

2.1.14 Minimum $110,000 investment capital to date.

2.1.15 Trademark and all rights thereto for HeyPal™ (Serial # 90283807), domain and all rights thereto for www.heypalapp.com, HeyPal™ app and all rights thereto, source code for HeyPal™ app and all rights thereto and ios and android applications for HeyPal™ app

2.1.16 NSC shall have no more than $110,000 of liabilities, shall be current in all tax filings, no litigation or threatened litigation

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF CLIS

3.1 Representations and Warranties of CLIS. To induce NSC and the Shareholders to enter into this Agreement and to consummate the transactions contemplated hereby, CLIS represents and warrants, as of the date hereof and as of the Closing, as follows:

3.1.1 Authority of CLIS. CLIS has the full right, power and authority to enter into this Agreement and to carry out and consummate the transactions contemplated herein. This Agreement, and all of the Exhibits attached hereto, constitutes the legal, valid and binding obligation of CLIS.

3.1.2 Corporate Existence and Authority of CLIS. CLIS is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. It has all requisite corporate power, franchises, licenses, permits and authority to own its properties and assets and to carry on its business as it has been and is being conducted. It is in good standing in each state, nation or other jurisdiction in each state, nation or other jurisdiction wherein the character of the business transacted by it makes such qualification necessary.

3.1.3 Capitalization of CLIS. The authorized equity securities of CLIS consists of 2,000,000,000 shares of common stock, par value $0.0001 per share, of which 220,660,625 common shares shall be issued and outstanding as of the date hereof, and 8,000,000 shares of preferred stock, par value $0.001 per share, all of which are issued or outstanding. No other shares of capital stock of CLIS are issued and outstanding. All of the issued and outstanding shares have been duly and validly issued in accordance and compliance with all applicable laws, rules and regulations and are fully paid and nonassessable. All presently exercisable voting rights in CLIS are vested exclusively in its outstanding shares of common stock, each share of which is entitled to one vote on every matter to come before its shareholders. Other than as may be contemplated by this Agreement, there are no voting trusts or other voting arrangements with respect to any of CLIS's equity securities.

3.1.4 Subsidiaries. CLIS shall have no subsidiaries prior to Closing.

3.1.5 Execution of Agreement. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not: (a) violate, conflict with, modify or cause any default under or acceleration of (or give any Party any right to declare any default or acceleration upon notice or passage of time or both), in whole or in part, any charter, article of incorporation, bylaw, mortgage, lien, deed of trust, indenture, lease, agreement, instrument, order, injunction, decree, judgment, law or any other restriction of any kind to which CLIS is a party or by which it or any of its properties are bound; (b) result in the creation of any security , lien, encumbrance, adverse claim, proscription or restriction on any property or asset (whether real, personal, mixed, tangible or intangible), right, contract, agreement or business of CLIS; (c) violate any law, rule or regulation of any federal or state regulatory agency; or (d) permit any federal or state regulatory agency to impose any restrictions or limitations of any nature on CLIS or any of its actions.

3.1.6 Current Financial Information. CLIS shall be current in its financial reporting obligations to OTC Markets. Said reports are available at https://www.otcmarkets.com/stock/CLIS/disclosure.

ARTICLE 4
CLOSING AND DELIVERY OF DOCUMENTS

4.1 Closing. The Closing (the "**Closing**") shall take place at the offices of CLIS. on or about December 4th, 2020, or at such other place, date and time as the Parties may agree in writing (the "**Closing Date**").

4.2 Deliveries by CLIS. At the Closing, CLIS shall deliver the following:

4.2.1 CLIS shall deliver to the Shareholders:

(a) written confirmation of the approval of this Agreement and the herein described transactions by CLIS's Board of Directors; and

(b) the CLIS Common Shares subject to no liens, security, pledges, encumbrances, charges, restrictions, demands or claims in any other party whatsoever shall be delivered as soon as practicable after closing;

4.2.2 CLIS shall deliver to NSC:

(a) written confirmation of the approval of this Agreement and the herein described transactions by CLIS's Board of Directors; and

(b) an officer's certificate, executed by the President of CLIS, in the form attached hereto as Exhibit C, shall satisfy this delivery requirement;

(c) $600,000 cash advanced to NSC bank account to be opened and managed by Michael Handleman, CFO of CLIS pursuant to the Use of Proceeds attached hereto as Exhibit E.

4.3 Delivery by NSC: At the Closing, or as otherwise set forth below, NSC shall deliver the following:

4.3.1 NSC shall deliver to CLIS:

(a) written confirmation of the approval of this Agreement and the herein described transactions by NSC's Board of Directors; and

(b) officer's certificate, executed by the President of NSC in the form attached hereto as Exhibit D, shall satisfy this delivery requirement;

(c) a certificate of good standing, dated within ten (10) days prior to the Closing Date, evidencing the good standing status of NSC;

(d) the financial statements of NSC as set forth in Section 2.1.10,

4.4 Delivery by The Shareholders: At the Closing, the Shareholders shall deliver the following:

(a) the NSC Shares subject to no liens, security, pledges, encumbrances, charges, restrictions, demands or claims in any other party whatsoever;

ARTICLE 5
CONDITIONS, TERMINATION, AMENDMENT AND WAIVER

5.1 Conditions Precedent. This Agreement, and the transactions contemplated hereby, shall be subject to the following conditions precedent:

5.1.1 The obligation of CLIS to pay the Purchase Price and to satisfy its other obligations hereunder shall be subject to the fulfillment (or waiver by CLIS), at or prior to the Closing, of the following conditions, which NSC agrees to use its best efforts to cause to be fulfilled:

(a) Representations, Performance. If the Closing Date is not the date hereof, the representations and warranties contained in Section 2.1 hereof shall be true at and as of the date hereof and shall be repeated and shall be true at and as of the Closing Date with the same effect as though made at and as of the Closing Date, except as affected by the transactions contemplated hereby; NSC and the Shareholders shall have duly performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the

Closing Date; and NSC shall have delivered to CLIS a certificate dated the Closing Date, and signed by its President to the effect set forth above in this section.

(b) Consents. Any required consent to the transactions contemplated by this Agreement shall have been obtained or waived.

(c) Litigation. No suit, action, arbitration or other proceeding or investigation shall be threatened or pending before any court or governmental agency in which it is sought to restrain or prohibit or to obtain material damages or other material relief in connection with this Agreement or the consummation of the transactions contemplated hereby or which is likely to affect materially the value of NSC, other than as set forth in Schedule 2.1.7.

(d) Proceedings and Documentation. All proceedings of NSC in connection with the transactions contemplated by this Agreement, and all documents and instruments incident to such proceedings, shall be satisfactory in form and substance to CLIS and CLIS's counsel, and CLIS and CLIS's counsel shall have received all such receipts, documents and instruments, or copies thereof, certified if requested, to which CLIS is entitled and as may be reasonably requested.

(e) Property Loss. No portion of NSC's assets shall have been destroyed or damaged or taken by condemnation under circumstances where the loss thereof will not be substantially reimbursed to CLIS through the proceeds of applicable insurance or condemnation award.

(f) Consents and Approvals. All material licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental or regulatory bodies which are (1) necessary to enable CLIS to fully operate the business of NSC as contemplated from and after the Closing shall have been obtained and be in full force and effect, or (2) necessary for the consummation of the transactions contemplated hereby, shall have been obtained. Any notices to or consents of any party to any agreement or commitment constituting part of the transactions contemplated hereby, or otherwise required to consummate any such transactions, shall have been delivered or obtained.

(g) As of the Closing Date, the balance of all bank accounts for NSC shall be at least $100.00 after accounting for any outstanding debits and/or credits, and all accounts payable will have been timely paid in accordance with their terms. The bank account shall consist of one representative of NSC and one representative of CLIS.

5.1.2 The obligation of NSC and the Shareholders to deliver the NSC Shares and to satisfy their other obligations hereunder shall be subject to the fulfillment (or waiver by NSC and the Shareholders), at or prior to the Closing, of the following conditions, which CLIS agrees to use its best efforts to cause to be fulfilled:

(a) Representations, Performance. If the Closing Date is not the date hereof, the representations and warranties contained in Section 3.1 hereof shall be true at and as of the date hereof and shall be repeated and shall be true at and as of the Closing Date with the same effect as though made at and as of the Closing Date, except as affected by the transactions contemplated hereby; CLIS shall have duly performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(b) Proceedings and Documentation. All corporate and other proceedings of CLIS in connection with the transactions contemplated by this Agreement, and all documents and instruments incident to such corporate proceedings, shall be satisfactory in form and substance to NSC and NSC's counsel, and NSC and NSC's counsel shall have received all such receipts, documents and instruments, or copies thereof, certified if requested, to which NSC is entitled and as may be reasonably requested.

5.2 Termination. Notwithstanding anything to the contrary contained in this Agreement, this Agreement may be terminated, and the transactions contemplated hereby may be abandoned prior to the Closing Date only by the mutual consent of all of the Parties.

5.3 Waiver and Amendment. Any term, provision, covenant, representation, warranty or condition of this Agreement may be waived, but only by a written instrument signed by the Party entitled to the benefits thereof. The failure or delay of any Party at any time or times to require performance of any provision hereof or to exercise its

DocuSign Envelope ID: 540544A0-D073-43A0-8C05-B0B338930DC1

rights with respect to any provision hereof shall in no manner operate as a waiver of or affect such Party's right at a later time to enforce the same. No waiver by any Party of any condition, or of the breach of any term, provision, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or waiver of any other condition or of the breach of any other term, provision, covenant, representation or warranty. No modification or amendment of this Agreement shall be valid and binding unless it be in writing and signed by all Parties hereto.

ARTICLE 6
COVENANTS, INDEMNIFICATION

6.1 To induce CLIS to enter into this Agreement and to consummate the transactions contemplated hereby, and without limiting any covenant, agreement, representation or warranty made, NSC and the Shareholders covenant and agree as follows:

6.1.1 Notices and Approvals. NSC and the Shareholders agree: (a) to give all notices to third parties which may be reasonably necessary or deemed desirable by CLIS in connection with this Agreement and the consummation of the transactions contemplated hereby; (b) to use its best efforts to obtain all federal and state governmental regulatory agency approvals, consents, permit, authorizations, and orders necessary or deemed desirable by CLIS in connection with this Agreement and the consummation of the transaction contemplated hereby; and (c) to use its best efforts to obtain all consents and authorizations of any other third parties necessary or deemed desirable by CLIS in connection with this Agreement and the consummation of the transactions contemplated hereby.

6.1.2 Information for CLIS's Statements and Applications. NSC, its employees, accountants and attorneys shall cooperate fully with CLIS in the preparation of any statements or applications made by CLIS to any federal or state governmental regulatory agency in connection with this Agreement and the transactions contemplated hereby and to furnish CLIS with all information concerning NSC and the Shareholders reasonably necessary or deemed desirable by CLIS for inclusion in such statements and applications, including, without limitation, all requisite financial statements and schedules.

6.1.3 Access to Information. CLIS, together with its appropriate attorneys, agents and representatives, shall be permitted to make the full and complete investigation of NSC and the Shareholders and have full access to all of the books and records of NSC during reasonable business hours. Notwithstanding the foregoing, such parties shall treat all such information as confidential and shall not disclose such information without the prior consent of the other.

6.2 To induce NSC and the Shareholders to enter into this Agreement and to consummate the transactions contemplated hereby, and without limiting any covenant, agreement, representation or warranty made, CLIS covenants and agrees as follows:

6.2.1 Access to Information. NSC, together with its appropriate attorneys, agents and representatives, shall be permitted to make the full and complete investigation of CLIS and have full access to all of the books and records of the other during reasonable business hours. Notwithstanding the foregoing, such parties shall treat all such information as confidential and shall not disclose such information without the prior consent of the other.

6.3 Indemnification.

6.3.1 Indemnity of NSC and the Shareholders. CLIS agrees to indemnify, defend and hold NSC and the Shareholders harmless from and against any and all Losses (as hereinafter defined) arising out of or resulting from the breach by CLIS of any representation, warranty, covenant or agreement of CLIS contained in this Agreement or the schedules and exhibits hereto. For purposes of Section 6.3, the term "**Losses**" shall mean all damages, costs and expenses (including reasonable attorneys' fees) of every kind, nature or description, it being the intent of the Parties that the amount of any such Loss shall be the amount necessary to restore the indemnified party to the position it would have been in (economically or otherwise), including any costs or expenses incident to such restoration, had the breach, event, occurrence or condition occasioning such Loss never occurred. Notwithstanding the foregoing provisions of this section, no claim for indemnification shall be made by NSC or the Shareholders under this Section unless and until the aggregate amount of all Losses of NSC and the Shareholders in respect thereof shall exceed $5,000. CLIS's liability under this Section shall not exceed the Purchase Price.

6.3.2 Indemnity of CLIS. NSC hereby agrees to indemnify, defend and hold CLIS harmless from and against any and all Losses arising out of or resulting from the breach by NSC of any representation, warranty, agreement or covenant contained in this Agreement or the exhibits and schedules hereto, including, without limitation, the failure to disclose any liabilities or material contracts or agreements pursuant to Section 2.1.10. CLIS shall have the right to offset any Losses incurred and actually paid pursuant to this Section 6.3.2 against any amounts due from CLIS to NSC, however, any offset shall not act as CLIS's sole remedy. Notwithstanding the foregoing provisions of this Section, no claim for indemnification shall be made by CLIS under this Section unless and until the aggregate amount of all Losses of CLIS in respect thereof shall exceed $5,000.

6.3.3 Indemnification Procedure.

(a) An indemnified party shall notify the indemnifying party of any claim of such indemnified party for indemnification under this Agreement within thirty days of the date on which such indemnified party or an executive officer or representative of such indemnified party first becomes aware of the existence of such claim. Such notice shall specify the nature of such claim in reasonable detail and the indemnifying party shall be given reasonable access to any documents or properties within the control of the indemnified party as may be useful in the investigation of the basis for such claim. The failure to so notify the indemnifying party within such thirty-day period shall not constitute a waiver of such claim but an indemnified party shall not be entitled to receive any indemnification with respect to any additional loss that occurred as a result of the failure of such person to give such notice.

In the event any indemnified party is entitled to indemnification hereunder based upon a claim asserted by a third party (including a claim arising from an assertion or potential assertion of a claim for Taxes), the indemnifying party shall be given prompt notice thereof, in reasonable detail. The failure to so notify the indemnifying party shall not constitute a waiver of such claim but an indemnified party shall not be entitled to receive any indemnification with respect to any Loss that occurred as a result of the failure of such person to give such notice. The indemnifying party shall have the right (without prejudice to the right of any indemnified party to participate at its expense through counsel of its own choosing) to defend or prosecute such claim at its expense and through counsel of its own choosing if it gives written notice of its intention to do so not later than twenty days following notice thereof by the indemnifying party or such shorter time period as required so that the of the indemnified party would not be materially prejudiced as a result of its failure to have received such notice; provided, however, that if the defendants in any action shall include both an indemnifying party and an indemnified party and the indemnified party shall have reasonably concluded that counsel selected by the indemnifying party has a conflict of because of the availability of different or additional defenses to the indemnified party, the indemnified party shall have the right to select separate counsel to participate in the defense of such action on its behalf, at the expense of the indemnifying party. If the indemnifying party does not so choose to defend or prosecute any such claim asserted by a third party for which any indemnified party would be entitled to indemnification hereunder, then the indemnified party shall be entitled to recover from the indemnifying party, on a monthly basis, all of its attorneys' reasonable fees and other costs and expenses of litigation of any nature whatsoever incurred in the defense of such claim. Notwithstanding the assumption of the defense of any claim by an indemnifying party pursuant to this paragraph, the indemnified party shall have the right to approve the terms of any settlement of a claim (which approval shall not be unreasonably withheld).

(b) The indemnifying party and the indemnified party shall cooperate in furnishing evidence and testimony and in any other manner which the other may reasonably request, and shall in all other respects have an obligation of good faith dealing, one to the other, so as not to unreasonably expose the other to an undue risk of loss. The indemnified party shall be entitled to reimbursement for out-of-pocket expenses reasonably incurred by it in connection with such cooperation. Except for fees and expenses for which indemnification is provided pursuant to Section 6.3 or Section 6.4, as the case may be, and as provided in the preceding sentence, each party shall bear its own fees and expenses incurred pursuant to this paragraph (b).

ARTICLE 7
POST CLOSING

7.1 The Shareholders shall receive an additional 10,000,000 shares of CLIS common stock upon launch of HeyPal™ App without major software bugs which inhibit large functionality. A software bug is an error, flaw or fault in a computer program or system that causes it to produce an incorrect or unexpected result, or to behave in unintended ways.

7.2 The Officers and Directors of NSC shall be Tristan Chaudhry, Isaac Nakash, Ryan Smollar, Frank Magliochetti, Nicholas Panza and Michael O'Hara.

7.3 In the case of a sale of NSC and/or Assets of NSC by CLIS, the pre-closing NSC shareholders shall receive 50% of the net sales price received by CLIS in excess of CLIS advances to date.

7.4 Anti-Dilution Protection. For the 1 year period following execution of this Agreement, if CLIS shall issue any Common Stock pursuant to Regulation A of the Securities Act of 1933, CLIS shall issue additional shares of Common Stock to the exchanging shareholders pro rata, such that the exchanging shareholders ownership of outstanding Common Stock shall not fall below (1) 4.3% in the aggregate on a Fully Diluted Basis, as calculated after giving effect to the anti-dilutive issuance in the case whereby the exchanging shareholders received 10,000,000 shares of CLIS common stock or (2) 8.3% in the aggregate on a Fully Diluted Basis, as calculated after giving effect to the anti-dilutive issuance in the case whereby the exchanging shareholders received 20,000,000 shares of CLIS common stock. Thereafter, no additional shares shall be due the exchanging shareholders pursuant to this section.

7.5 Piggyback Registration Rights. For the 1 year period following execution of this Agreement, if CLIS shall decide to register or qualify any of its shares of Common Stock under the Securities Act of 1933, as amended (the "Securities Act") for the account of a security holder or holders, CLIS shall offer the exchanging shareholders the pro-rata right to have their shares registered or qualified under the same terms and conditions as the security holder or holders.

ARTICLE 8
MISCELLANEOUS

8.1 Expenses. Except as otherwise specifically provided for herein, whether or not the transactions contemplated hereby are consummated, each of the Parties hereto shall bear the cost of all fees and expenses relating to or arising from its compliance with the various provisions of this Agreement and such Party's covenants to be performed hereunder, and except as otherwise specifically provided for herein, each of the Parties hereto agrees to pay all of its own expenses (including, without limitation, attorneys and accountants' fees and printing expenses) incurred in connection with this Agreement, the transactions contemplated hereby, the negotiations leading to the same and the preparations made for carrying the same into effect, and all such fees and expenses of the Parties hereto shall be paid prior to Closing.

8.2 Notices. Any notice, request, instruction or other document required by the terms of this Agreement, or deemed by any of the Parties hereto to be desirable, to be given to any other Party hereto shall be in writing and shall be delivered by facsimile or overnight courier to the following addresses:

To CLIS:

Mr. Frank Magliochetti, CEO
Clickstream Corporation
8549 Wilshire Blvd.
2181
Beverly Hills, CA 90211
Phone: 978-852-1323
E-mail: fpm@parcaecapital.com

With a copy to:

David L. Ficksman
TroyGould PC
1801 Century Park East
Suite 1600
Los Angeles, CA 90067-2367
Phone: 310-789-1290
E-mail: dficksman@troygould.com

To NSC or the Shareholders:

Mr. Tristan Chaudhry, CEO
Mr. Isaac Nakash, CFO
Nebula Software Corp.
2950 NE 188th St.
Miami FL 33180
Phone: 717-271-6434
E-mail: tristanchaudhry@gmail.com
E-mail: isaac@emberfitnessapp.com

The persons and addresses set forth above may be changed from time to time by a notice sent as aforesaid. Notice shall be conclusively deemed given at the time of delivery if made during normal business hours, otherwise notice shall be deemed given on the next business day.

8.3 Entire Agreement. This Agreement, together with the schedules and exhibits hereto, sets forth the entire agreement and understanding of the Parties hereto with respect to the transactions contemplated hereby, and supersedes all prior agreements, arrangements and understandings related to the subject matter hereof. No understanding, promise, inducement, statement of intention, representation, warranty, covenant or condition, written or oral, express or implied, whether by statute or otherwise, has been made by any Party hereto which is not embodied in this Agreement, or exhibits hereto or the written statements, certificates, or other documents delivered pursuant hereto or in connection with the transactions contemplated hereby, and no Party hereto shall be bound by or liable for any alleged understanding, promise, inducement, statement, representation, warranty, covenant or condition not so set forth.

8.4 Survival of Representations. All statements of fact (including financial statements) contained in the schedules, the exhibits, the certificates or any other instrument delivered by or on behalf of the Parties hereto, or in connection with the transactions contemplated hereby, shall be deemed representations and warranties by the respective Party hereunder. All representations, warranties, agreements, and covenants hereunder shall survive the Closing and remain effective regardless of any investigation or audit at any time made by or on behalf of the Parties or of any information a Party may have in respect thereto. Consummation of the transactions contemplated hereby shall not be deemed or construed to be a waiver of any right or remedy possessed by any Party hereto, notwithstanding that such Party knew or should have known at the time of Closing that such right or remedy existed.

8.5 Incorporated by Reference. All documents (including, without limitation, all financial statements) delivered as part hereof or incident hereto are incorporated as a part of this Agreement by reference.

8.6 Remedies Cumulative. No remedy herein conferred upon any Party is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

8.7 Execution of Additional Documents. Each Party hereto shall make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby.

8.8 Finders' and Related Fees. Each of the Parties hereto is responsible for, and shall indemnify the other against, any claim by any third party to a fee, commission, bonus or other remuneration arising by reason of any services alleged to have been rendered to or at the instance of said Party to this Agreement with respect to this Agreement or to any of the transactions contemplated hereby.

8.9 Governing Law. This Agreement has been negotiated and executed in the State of Florida and shall be construed and enforced in accordance with the laws of such state.

8.10 Forum. Each of the Parties hereto agrees that any action or suit which may be brought by any Party hereto against any other Party hereto in connection with this Agreement or the transactions contemplated hereby may be brought only in a federal or state court in Palm Beach County, Florida and no other jurisdiction.

8.11 Attorneys' Fees. Except as otherwise provided herein, if a dispute should arise between the Parties including, but not limited to arbitration, the prevailing Party shall be reimbursed by the non-prevailing Party for all reasonable expenses incurred in resolving such dispute, including reasonable attorneys' fees exclusive of such amount of attorneys' fees as shall be a premium for result or for risk of loss under a contingency fee arrangement.

8.12 Binding Effect and Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective heirs, executors, administrators, legal representatives and assigns.

8.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written hereinabove.

Clickstream Corporation ("CLIS")

DocuSigned by:

By: Frank Magliochetti

Frank Magliochetti, CEO

Nebula Software Corp. ("NSC")

DocuSigned by:

By: ______________________

Tristan Chaudhry, CEO

Nebula Software Corp. ("NSC")

DocuSigned by:

By: Isaac Nakash

Isaac Nakash, CFO

Tristan Chaudhry ("Shareholder")

DocuSigned by:

By: ______________________

Tristan Chaudhry

Isaac Nakash ("Shareholder")

DocuSigned by:

By: Isaac Nakash

Isaac Nakash

Exhibit "A"

NSC Shareholders

Name	NSC shares to be Exchanged
Tristan Chaudhry	750
Isaac Nakash	750
Total	1,500

Exhibit "B"

Financial Statements

of NSC

Nebula Software Corp.
Balance Sheet
As of November 30th, 2020

Exhibit C

CLIS Officer's Certificate

The undersigned hereby certifies on behalf of Clickstream Corporation, a Nevada corporation ("CLIS" or the "Company"), pursuant to that certain Reorganization and Stock Purchase Agreement (the "Purchase Agreement") dated December 4th , 2020 by and among the Company, on the one hand, and Nebula Software Corp., a Delaware corporation ("NSC") and the Shareholders of NSC (collectively, the "Shareholders"), on the other hand, that he is the duly appointed CEO of the Company, and further certifies on behalf of the Company that:

1. The representations and warranties of the Company set forth in this Reorganization and Stock Purchase Agreement are true and correct as of the date hereof as though made on and as of the date hereof (except for any representation or warranty that expressly relates to an earlier date, in which case such representation or warranty shall have been true and correct as of such earlier date).

2. All of the terms, covenants and conditions of this Reorganization and Stock Purchase Agreement to be complied with or performed by the Company at or prior to the date hereof have been complied with and performed by the Company in all material respects.

3. Attached hereto as Exhibit C is a true, correct and complete copy of unanimous written consent by the Board of Directors of the Company on December 4th , 2020 which have not been modified, amended, rescinded or revoked in any way and remain in full force and effect as of the date hereof. Such consent constitutes the only consent adopted by the Board of Directors of the Company relating to this Reorganization and Stock Purchase Agreement.

4. The following is a list of those executive officers of the Company who may be signing any document or certificate in connection with this Reorganization and Stock Purchase Agreement and their respective positions; (ii) each such executive officer has been duly elected and qualified and continues to act in and hold that position; and (iii) the signatures of those appearing adjacent to their respective names and positions below are the genuine and original signatures of such officers:

Name	Position	Signature
Frank Magliochetti	CEO	DocuSigned by: Frank Magliochetti Frank Magliochetti

Exhibit D

NSC Officer's Certificate

The undersigned hereby certifies on behalf of Nebula Software Corp., a Delaware corporation ("NSC" or the "Company"), pursuant to that certain Reorganization and Stock Purchase Agreement (the "Purchase Agreement") dated December 4th , 2020 by and among the Company and the shareholders of NSC (collectively, the "Shareholders"), on the one hand, and Clickstream Corporation, a Nevada corporation ("CLIS"), on the other hand, that the are duly appointed Officers of the Company, and further certify on behalf of the Company that:

1. The representations and warranties of the Company set forth in the Reorganization and Stock Purchase Agreement are true and correct as of the date hereof as though made on and as of the date hereof (except for any representation or warranty that expressly relates to an earlier date, in which case such representation or warranty shall have been true and correct as of such earlier date).

2. All of the terms, covenants and conditions of the Reorganization and Stock Purchase Agreement to be complied with or performed by the Company at or prior to the date hereof have been complied with and performed by the Company in all material respects.

3. Attached hereto as Exhibit D is a true, correct and complete copy of unanimous written consent by the Board of Directors of the Company on December 4th , 2020 which have not been modified, amended, rescinded or revoked in any way and remain in full force and effect as of the date hereof. Such consent constitutes the only consent adopted by the Board of Directors of the Company relating to this Reorganization and Stock Purchase Agreement.

4. The following is a list of those executive officers of the Company who may be signing any document or certificate in connection with the Purchase Agreement and their respective positions; (ii) each such executive officer has been duly elected and qualified and continues to act in and hold that position; and (iii) the signatures of those appearing adjacent to their respective names and positions below are the genuine and original signatures of such officers:

Name	Position	Signature
Tristan Chaudhry	CEO	DocuSigned by: Tristan Chaudhry
Isaac Nakash	CFO	DocuSigned by: Isaac Nakash F9114A6...

DocuSign Envelope ID: 540544A0-D073-43A0-8C05-B0B338930DC1

Exhibit E

$600,000 Use of Proceeds

$110,000 payable at closing to the pre-closing NSC shareholders
$35,000 in December 2020
$35,000 in January 2021
$46,000 in February 2021
$57,000 in March 2021
$63,000 in April 2021
$64,000 in May 2021
$70,000 in June 2021
$75,000 in July 2021

$8,000 miscellaneous expenses
$37,000 shall be held in reserve

	Month 1	Month 2	Month 3	Month 4	Month 5	Month 6	Month 7	Month 8
Salaries	$10,000	$10,000	$10,000	$10,000	$10,000	$10,000	$10,000	$10,000
Server	0	0	$ 1,000	$ 2,000	$ 3,000	$ 4,000	$ 5,000	$ 5,000
Development	$25,000	$25,000	$25,000	$25,000	$25,000	$25,000	$25,000	$25,000
Ad Spend	0	0	$10,000	$20,000	$25,000	$25,000	$30,000	$35,000
Total	$35,000	$35,000	$46,000	$57,000	$63,000	$64,000	$70,000	$75,000

There shall be no modification to the Use of Proceeds without unanimous NSC Board approval.

DocuSigned by:
Michael Handelman
6CD8C364EE85490...